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                                                                    EXHIBIT 10.7





                           FORM OF SERVICE AGREEMENT


         THIS SERVICE AGREEMENT (this "Agreement"), dated as of _______________ __________________, 199_, by and between The Plastic Surgery Company, a Georgia corporation, formerly known as Better Image, Inc., and its successors and assigns ("BII"), and _____________________, a ___________________ (the
"Practice").

                                    RECITALS:

         WHEREAS, the Practice owns and operates a cosmetic and reconstructive surgery practice with offices located in the facilities (identified in Exhibit A, as amended from time to time collectively, the "Center"), and furnishes specialized medical care to the general public through the services of the surgeon or surgeons affiliated with the Practice at the Center (the "Surgeons"); and

         WHEREAS, BII is a company which has been formed to own certain assets of, provide personnel and business development services to, and manage the business affairs of cosmetic and reconstructive surgery practices;

         WHEREAS, the Practice and BII mutually desire to enter into a business relationship under the terms of this Agreement.

         NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                   I. RESPONSIBILITIES AND OBLIGATIONS OF BII

         1.1. General. BII shall provide the Practice with practice management, financial and marketing services, and such equipment, and support personnel as reasonably required by the Practice to operate the Center, as determined by the Surgeon and BII. The Practice hereby agrees that BII shall have all power and authority reasonably necessary to manage the business affairs of the Practice at the Center and carry out BII's duties hereunder, as determined by the Practice and subject to the requirements of the applicable federal and state laws and regulations relating to the practice of medicine. Notwithstanding anything contained herein to the contrary, the Practice (or the Surgeon as appropriate) shall retain full control over all aspects of and decisions directly affecting the course of treatment of any patients of the Practice.

         1.2. Equipment. BII shall provide or arrange for on behalf of the Practice the furnishings and equipment reasonably required for the operation of the Center, and shall provide for the maintenance and upkeep of the foregoing as a Center Expense (as hereinafter defined); provided, however, that the Practice shall maintain complete control over and shall make all decisions directly affecting the care, custody and control over all medical equipment. In addition, BII shall evaluate and consult with the Practice on the needs and adequacy of equipment and


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furnishings at the Center. Unless the Practice chooses to directly purchase furnishings, equipment and related assets in the future, BII shall purchase such assets and lease such assets to the Practice under a capital leasing arrangement with such terms as mutually agreed to by the Practice and BII. If the Practice chooses to purchase such assets, then it shall depreciate such assets in accordance with generally accepted accounting principles ("GAAP").

         1.3. Facilities. Upon request of the Practice, and if permitted by applicable state laws and regulations, BII may, in its sole discretion, provide or arrange for, on behalf of the Practice, the offices and facilities reasonably required by the Practice to provide its medical services. All office space and facilities provided by BII to the Practice hereunder shall be leased to the Practice by BII at a rental amount equal to all costs incurred by BII under a lease or other agreement, which rental amount shall be a Center Expense. BII shall provide for the maintenance and upkeep of the facilities and office space provided by BII as a Center Expense; provided, however, that the Practice shall maintain complete control, care and custody of such facilities.

         1.4. Personnel and Payroll. Except for the Surgeons and other personnel required by applicable state laws or regulations to be employed by the Practice, BII shall employ all of the staff reasonably required for the operation of the Center, as determined by the Practice in consultation with BII. Additionally, BII shall be responsible for the performance of all payroll and payroll accounting functions.

         1.5. Business Systems, Procedures and Forms. In consultation with the Practice, BII shall develop and establish business systems and procedures for the Practice at the Center that are designed to improve operating efficiency. BII shall provide training to the Center's staff in the implementation and operation of such business systems and procedures. The Practice expressly acknowledges and agrees that it shall have no property rights in the foregoing systems and procedures, and further agrees that such systems and procedures shall be deemed to constitute Confidential Information (as hereinafter defined) and subject to the restrictions on the use, appropriation, and reproduction of such Confidential Information provided for hereunder.

         1.6. Purchasing, Accounts Payable and Inventory Control. In consultation with the Practice, BII shall purchase and maintain as a Center Expense all inventory and supplies required by the Practice at the Center; provided, however, that the Practice shall have the right to purchase its inventory and supplies from the supplier of the Practice's choice. The prices charged to the Practice for such inventory and supplies shall be the same as the prices paid by BII. BII shall be responsible for and shall establish and maintain systems for the handling and processing of all purchasing and payment activities and for the performance of all payroll and payroll accounting functions of the Practice.

         1.7. Information Systems and Accounting. BII shall establish, maintain and train the Center's staff in the use of information systems to produce financial and operational information concerning the Center's operations. BII shall analyze such information on an ongoing basis in order to advise the Practice on ways of improving operating efficiencies. BII shall provide or

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arrange for all accounting and bookkeeping services related to the Center's operations, provided that such services are incurred in the ordinary course of business.

         1.8. Malpractice Insurance. BII shall use reasonable efforts to obtain for the Surgeon, under its blanket policies, malpractice insurance that meets the coverage requirements hereunder as a Center Expense.

         1.9. Consumer Awareness. The parties expressly acknowledge and agree that the Practice shall exercise control over all policies and decisions relating to pricing, credit, refunds, warranties and advertising. Subject to the foregoing, in consultation with the Surgeon, BII shall design and execute a consumer awareness plan to promote the Surgeon's professional services. In connection with such consumer awareness plan, BII shall advise the Surgeon on establishing and maintaining a plan for patients' payment for medical services on an installment plan basis. All such consumer awareness activities shall be conducted in compliance in all material respects with all applicable laws and regulations governing advertising by the medical profession.

         1.10. Planning. BII shall assess and advise the Practice on the establishment of cosmetic and reconstructive surgery offices in new locations and, subject to mutual agreement, shall provide assistance to the Practice in the opening of such new offices, including assistance in the location of such offices and in the sale of existing practices, as appropriate.

         1.11. Financial Services. On a continuous basis, the accounts receivable of the Practice shall be deposited with BII in the Practice Account (as hereinafter defined), and BII shall use the funds collected from such accounts receivable to pay the Service Fee (as hereinafter set forth) and the expenses of the Practice, including the Center Expenses each month, and shall return to the Practice any funds remaining after payment in full of such items each month. BII shall be responsible for (i) billing and collecting payments for all medical services rendered by the Surgeon to his patients and for all other professional and Center services (except for billing and collecting in accordance with Medicare or Medicaid programs), with all such billing and collecting to be done in the name of the Entity; (ii) receiving payments from patients, insurance companies and all other third party payors; (iii) taking possession of and endorsing in the name of the Practice any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable; (iv) preparing and submitting to the Surgeon monthly operating data and quarterly financial reports with respect to the operation of the Center; and
(v) paying all Center Expenses. No funds from the Medicare or Medicaid programs shall be billed or collected by any person or Practice other than the Medicare or Medicaid recognized provider, provided, however, that all such funds collected shall be immediately deposited into the Practice Account upon receipt thereof. The Practice and the Surgeon hereby appoint BII for the term of this Agreement to be their true and lawful attorney-in-fact for the purposes set forth herein.

         1.12. Disbursement of Funds. (a) All monies collected for the Practice by BII pursuant to Section 1.11 above shall be deposited into an account (the "Practice Account") with a bank whose deposits are insured with the Federal Deposit Insurance Corporation. The Practice Account shall constitute the sole property of, and shall bear the name of the Practice, but BII shall have

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authority as the Practice's agent to make all disbursements therefrom. BII shall account to the Practice monthly for all monies so disbursed from the Practice Account. From the funds collected and deposited each month by BII in the Practice Account, BII shall make the following disbursements, among others, promptly when payable in the following order:

               (i)   Payment of the Service Fee (as hereinafter defined);

               (ii) All sums due and payable by the Practice as Center Expenses; and

               (iii) The balance to the Surgeons and for compensation payable to the employees of the Practice, and all taxes and assessments payable to local, state and Federal governments in connection with the employment of such personnel.

         (b) In the event that the funds in the Practice Account are, at any time, insufficient to cover current expenses, excluding the payment of compensation to the Surgeons, BII shall notify the Practice and BII shall advance to the Practice the necessary funds to pay such current expenses for the benefit of the Practice. Such advances shall be deemed to be loans to the Practice to be repaid upon such terms as agreed to by the Practice and BII, which indebtedness shall be deemed a Center Expense; provided, however, that the outstanding principal amount of such indebtedness exceeding the amount of total accounts receivable purchased by BII from the Practice pursuant to that certain Agreement and Plan of Reorganization shall bear interest at an annual rate adjusted on the first calendar day of each month to reflect that certain rate from time to time published by the Wall Street Journal as the prime rate, as of the last business day of the immediately preceding month for which such prime rate was published (the "Prime Rate"), plus one percent (1%).

         1.13. Records. BII shall supervise, manage, organize and develop systems with respect to all files and records relating to the operation of the Center, including, without limitation, accounting, billing, patient records, and collection records. Patient records shall at all times remain the property of the Surgeon and shall be located at the Center so that they are readily accessible for patient care. The management of all files and records shall comply with applicable state and federal laws and regulations. BII shall use its reasonable efforts to preserve the confidentiality of patient medical records and use information contained in such records only for the limited purpose necessary to perform the services set forth herein; provided, however, that in no event shall a breach of said confidentiality be deemed a default hereunder.


                         II. OBLIGATIONS OF THE PRACTICE

         2.1. Employment of Surgeons and Rendering of Patient Care. The Practice shall be responsible for the employment and professional supervision of all Surgeons and other personnel required to be employed by the Practice by applicable state laws and regulations, and all medical care rendered to patients shall be rendered by such Surgeons. In addition, the Surgeons shall be responsible for the direct professional supervision of all nurses and technicians in their rendering of patient care. The Surgeons and other employees of the Practice shall not have any claim

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hereunder, or otherwise, against BII for salary, vacation pay, sick leave, unemployment insurance, workers' compensation, disability benefits or employee benefits of any kind.

         2.2. Professional Services. The Practice shall use and occupy the offices and facilities designated on Exhibit A, exclusively for the practice of cosmetic and reconstructive surgery services, and shall comply with all applicable laws, regulations, rules, ordinances and all standards of medical care. It is expressly acknowledged by the parties that the surgical practice conducted at the Center shall be conducted solely by the Surgeons associated with the Practice, and no other surgeon shall be permitted to use or occupy the Center, except as provided in Exhibit B. The Practice shall provide professional services to patients hereunder in compliance at all times with ethical standards, and laws and regulations applying to the medical profession. The Practice shall ensure that each Surgeon providing medical services to patients at the Center is licensed by the state in which such services are provided. In the event that any disciplinary, medical malpractice or other actions are initiated against any such Surgeon, the Practice shall immediately notify BII of such action and the underlying facts and circumstances. The Practice shall cooperate with and participate in quality assurance/utilization review programs established by BII or mandated by accreditation and/or licensure standards applicable to the practice of medicine.

         2.3. Records. The Practice will keep or cause to be kept accurate, complete and timely medical and other records of all patients. Such records shall be sufficient to enable BII, on behalf of the Practice, to obtain payment for the services provided by the Surgeons at the Center.

         2.4. Employment Agreement. The parties recognize that the services to be provided by BII are feasible only if the Practice operates an active surgical practice to which it and each Surgeon devote their full time and attention. Simultaneously with the execution of this Agreement, each Surgeon who is or becomes an equity owner of the Practice or who delivers patient care at the Center on an average of more than ten (10) days per month, whether on the date hereof or at any time during the term of this Agreement, shall enter into an employment agreement with the Practice in substantially the form attached hereto as Exhibit C.

         2.5. Confidentiality. The Practice agrees and acknowledges that all materials provided by BII or a BII Affiliate (as hereinafter defined) to the Practice or a Practice Agent (as hereinafter defined), including all trade secrets, constitute "Confidential Information" and are disclosed in confidence and with the understanding that such materials constitute valuable business information developed by BII at great expenditures of time, effort, and money. Trade secrets are property rights protected by law and, for purposes of this Agreement, shall have the meaning provided under applicable state and federal law. The Practice shall not, directly or indirectly, without the express prior written consent of BII, use or disclose such Confidential Information for any purpose other than in connection with the services to be rendered hereunder. The Practice shall (i) keep strictly confidential and hold in trust all Confidential Information and not disclose such Confidential Information to any third party without the express prior written consent of BII; and (ii) impose this obligation of confidentiality on the Practice's affiliates, co-owners, associates, partners, employees, shareholders, members and independent contractors (collectively, the

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"Practice Agents"). The Practice acknowledges that the disclosure of
Confidential Information to it by BII is done in reliance upon its representations and covenants hereunder. Upon expiration or termination of this Agreement by either party for any reason whatsoever, the Practice shall immediately return and shall cause all Practice Agents to immediately return to BII all Confidential Information (except to the extent such Confidential Information includes patient information), and the Practice shall not, and shall cause all Practice Agents not to, thereafter use, appropriate, or reproduce such Confidential Information. The Practice further expressly acknowledges and agrees that any such use, appropriation, or reproduction of any such Confidential Information by any of the foregoing after the expiration or termination of this Agreement will result in irreparable injury to BII, that the remedy at law for the foregoing would be inadequate, and that in the event of any such use, appropriation, or reproduction of any such Confidential Information after the termination or expiration of this Agreement, BII, in addition to any other remedies which may be available to it, shall be entitled to injunctive or other equitable relief. As used in this Agreement, the term "BII Affiliate" shall mean
(i) each corporation or other business Practice directly or indirectly controlling, controlled by, or under common control with BII and (ii) each cosmetic and reconstructive surgery practice to which BII provides management or consulting services other than the Practice, the employees and principals of such practices, and each corporation or other business Practice directly or indirectly controlling, controlled by, or under common control with each such practice or the principals thereof.

         2.6. Leases. If BII provides any facilities to the Practice, the Practice shall sublease from BII the facilities leased by BII at which the Practice is practicing pursuant to the form of Center Sublease Agreement attached hereto as Exhibit D. All such Center Sublease Agreements shall include a provision whereby the Practice maintains complete care, custody and control over such space. The lease expenses incurred by the Practice in connection with the Center Sublease Agreement will be deemed "Center Expenses" hereunder.

         2.7. Covenant Not to Compete. During the term of this Agreement, the Practice, and each of its shareholders, agree not to establish, develop or open any offices for the provision of cosmetic and reconstructive surgical services within a ten (10) mile radius of any facility comprising the Center (the "Area of Dominant Influence") without the express prior written consent of BII. For a period of two (2) years following the termination of this Agreement, the Practice and each of its shareholders shall be prohibited within the Area of Dominant Influence (i) from advertising in print (except for yellow page advertising and announcements for the opening of a practice) or electronic media of any kind, (ii) from soliciting in any manner patients, surgeons or staff associated with the Center, and (iii) from soliciting any referrals from any physician who referred one or more patients to the Center within the three (3) years prior to the date of such termination. In the event the Practice terminates this Agreement pursuant to Section 5.2(b), then this covenant not to compete shall be void and of no further effect.





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                          III. FINANCIAL ARRANGEMENTS

         3.1. Service Fees. The Practice shall pay to BII a fee for the services provided hereunder (the "Service Fee"), subject to the provisions of Section 3.3 below, 15% of Net Cash. Except as otherwise provided herein, the amounts to be paid to BII under this section shall be payable monthly in arrears on the date that the Practice's financial statements for such period are completed. The amounts shall be paid based upon the previous month's operating results of the Center. Upon preparation of quarterly financial statements within forty-five
(45) days after the end of each calendar quarter, adjustments to the Service Fee for the applicable quarter, if any are required, shall be made. Any amounts owing to the Practice (as a result of a quarterly adjustment) shall be remitted by BII to the Practice. Any amounts owing to BII by the Practice (as a result of a quarterly adjustment) shall be deemed a Center Expense and paid as provided herein.

         3.2. Center Expenses. BII shall be responsible for the payment of all Center Expenses, as defined below, during the term of this Agreement. BII shall have no authority to incur Center Expenses without the approval of the Practice.

         3.3. Definitions. For the purposes of this Agreement, the following definitions shall apply and shall comply with generally accepted accounting principles:

              (a) "Adjustments" shall mean any adjustments to Net Cash for refunds and other items that do not generate a fee.

              (b) "Center Expenses" shall mean all operating and non-operating expenses incurred in the operation of the Center, excluding any state and federal income taxes, and including, without limitation:

                  (i) Salaries, benefits, payroll taxes, workers compensation, health insurance, 401(k) and other benefit plans, and other direct costs of all employees of BII at the Center, including nurses (but excluding all Surgeons); provided that only expenses for health insurance, 401(k) and other benefit plans approved by the Practice shall be included;

                  (ii) Obligations of BII under leases or subleases entered into in connection with the operation of the Center;

                  (iii) Personal property and intangible taxes assessed
               against BII's assets used in connection with the operation of the Center, commencing on the Effective Date (as hereinafter defined) of this Agreement;

                  (iv) Malpractice insurance expenses and Surgeon recruitment expenses as agreed by BII and the Practice;


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                  (v)    Property, casualty and liability insurance for the
               Center and its operations;

                  (vi)   Amortization of intangible asset value;

                  (vii) Depreciation of all assets owned by BII and used by the Practice in the operation of the Center;

                  (viii) Repayment of any advances (and the interest
               thereon) made by BII to the Practice pursuant to Section
               1.12(b);

                   (ix) Advertising and other consumer awareness expenses attributable to the promotion of the Center and/or its Surgeon(s) and consented to by the Practice; and

                   (x) Other expenses incurred by BII with the written consent of the Practice in carrying out its obligations hereunder for the benefit of the Center or the Practice; provided, however, that such expenses shall not include BII's home office overhead expenses.

               (c) "Contract" shall mean the agreement entered into by patients with the Practice for the provision of surgical services at a predetermined fee.

               (d) "Net Cash" shall mean all revenue resulting from fees and charges for each month earned and collected by and on behalf of the Practice as a result of professional medical services personally furnished to patients by the Surgeons and those under the Surgeon's supervision and other fees or income generated by the Practice, less any Adjustments.

         3.4. Additional Facilities. In the event that the parties agree to add an additional facility at which the Practice or Surgeons will provide services, the Service Fee payable to BII shall be determined by aggregating the results of the operations of each additional facility with the results of the operations of the existing Center and such fees payable to BII shall be calculated in accordance with Article III. As part of its strategic growth strategy, BII may, in its sole discretion, provide capital support or arrange favorable funding for surgical practice expansion and development. Any expenditures on practice growth, acquisition or development shall be subject to approval by BII's Board of Directors.


                           IV. INSURANCE AND INDEMNITY

         4.1. Insurance to be Maintained by the Practice. Throughout the term of this Agreement, the Practice shall maintain comprehensive professional liability insurance with limits of not less than $1,000,000 per claim and with aggregate policy limits of not less than $3,000,000

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per Surgeon providing services at the Center and a separate limit for the
Practice or such other amounts as required by applicable state laws, regulations, rules or directives. The Practice shall be responsible for all such liabilities in excess of the limits of such policies. BII shall negotiate for and cause premiums to be paid with respect to such insurance. Premiums and deductibles with respect to such policies shall be a Center Expense.

         4.2. Insurance to be Maintained by BII. Throughout the term of this Agreement, BII shall provide and maintain, as a Center Expense, comprehensive general liability and property insurance covering the Center premises and operations.

         4.3. Tail Insurance Coverage. The Practice shall cause each individual Surgeon providing services at the Center to enter into an agreement with the Practice that upon termination of such Practice's relationship with the Surgeon, for any reason, tail insurance coverage for a period of three (3) years will be purchased by each Surgeon. Such provisions may be contained in employment agreements, restrictive covenant agreements or other agreements entered into by the Practice and the individual Surgeons, and the Practice hereby covenants with BII to enforce such provisions relating to the tail insurance coverage or to provide such coverage at the expense of the Practice.

         4.4. Additional Insureds. If permitted under applicable law, the Practice shall have BII named as an additional insured on the Practice's professional liability insurance programs.

         4.5. Indemnification. The Practice shall indemnify, hold harmless and defend BII, its officers, directors, shareholders, members, and employees, from and against any and all liabilities, losses, damages, claims, causes of action, and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or the performance of any intentional acts, negligent acts or omissions by the Practice and/or its affiliates, shareholders, members, agents, employees, Surgeons and/or subcontractors (other than BII) prior to and after the date of this Agreement and throughout the term hereof. BII shall indemnify, hold harmless and defend the Practice, and its directors, shareholders, members and employees, from and against any and all liabilities, losses, damages, claims, causes of action, and expenses (including reasonable attorneys' fees), caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by BII, a BII Affiliate and/or their agents, employees and/or subcontractors (other than the Practice) during the term of this Agreement.

                             V. TERM AND TERMINATION

         5.1. Term of Agreement. This Agreement shall commence on the date BII closes the sale of $20,000,000 of BII's common stock in an initial public offering (the "IPO") pursuant to a registration statement on Form S-1 (the "Effective Date") and shall expire on the twenty fifth (25th) anniversary thereof unless earlier terminated pursuant to the terms hereof.


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         5.2. Termination by the Practice. The Practice may terminate this
Agreement as follows:

         (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by BII, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by BII, except for the filing of a petition in involuntary bankruptcy against BII which is dismissed within ninety (90) days thereafter, the Practice may give written notice of the immediate termination of this Agreement.

         (b) In the event BII shall materially default in the performance of any duty or obligation imposed upon it hereunder and such default shall continue for a period of ninety (90) days after written notice thereof has been provided to BII by the Practice (which notice shall contain specific details of the reason for such default), the Practice may terminate this Agreement; provided, however, if the nature of such default is such that cure is not capable within said 90-day period, then BII shall have such additional time as may be required to effect and complete such cure; provided that BII shall commence such cure within the aforesaid 90-day period and shall prosecute such cure to completion with reasonable diligence.

         (c) In the event that a "Change in Control" (as herein defined) occurs with respect to BII, the Practice may, within ten (10) days after the expiration of the Approval Period (as herein defined), terminate this Agreement by providing five (5) days prior written notice to BII. For purposes of this Section, "Change in Control" means an acquisition or aggregation of any voting securities of BII by a "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) immediately after which such person is or becomes the beneficial owner, directly or indirectly, of 15% or more of the combined voting power of BII's then outstanding voting securities; provided, however, that no acquisition or aggregation of BII's voting securities shall be deemed a "Change in Control" if such acquisition or aggregation (i) has the prior approval of BII's board of directors, or (ii) is approved by BII's board of directors within sixty (60) days after BII receives notice of such acquisition or aggregation (the "Approval Period").

         5.3. Termination by BII. BII may terminate this Agreement as follows:

         (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by the Practice, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by the Practice, except for the filing of a petition in involuntary bankruptcy against the Practice which is dismissed within thirty (30) days thereafter, BII may give written notice of the immediate termination of this Agreement.

         (b) In the event the Practice shall materially default in the performance of any duty or obligation imposed upon it hereunder, and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Practice by BII, BII may terminate this Agreement.


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         5.4. Actions after Termination. Upon termination of this Agreement by either party for any reason other than a default by the Practice, or upon expiration of this Agreement, the Practice may, and upon termination of this Agreement by BII due to the reasons set forth in Section 5.3(b) hereof, the Practice shall:

         (a) Purchase all improvements, additions or leasehold improvements which have been made by BII and which relate solely to the performance of its obligations under this Agreement at adjusted book value;

         (b) Assume all debt and all contracts, payables and leases which are obligations of BII and which relate solely to the performance of its obligations hereunder; and

         (c) Purchase from BII at adjusted book value all of the equipment of the Center, including all replacements and additions thereto made by BII pursuant to the performance of its obligations hereunder, and all other assets, including inventory and supplies, tangibles and intangibles (including but not limited to accounts receivable), set forth on the balance sheet prepared for the month most recently ended prior to the date of such termination in accordance with GAAP to reflect operations of the Center, and the depreciation, amortization and other adjustments of assets shown on such balance sheet.

         5.5. Closing of Repurchase by the Practice and Effective Date of Termination. Unless another form of payment is agreed to by BII at the time, the Practice shall pay cash to BII for (i) the assets repurchased pursuant to
Section 5.4 and (ii) an amount equal to the Service Fee that would have been payable hereunder based on Net Cash earned prior to the termination of this Agreement. The amount of the purchase price for such assets shall be reduced by the amount of debt and liabilities of BII assumed by the Practice and shall also be reduced by any payment BII has failed to make under this Agreement. The Practice and all Surgeons shall execute such documents as may be required to assume the liabilities set forth in Section 5.4(c) and shall use its or their best efforts to remove BII from any liability with respect to such repurchased assets and with respect to any property leased or subleased by BII. The closing date for repurchase shall be determined by the Practice, but shall in no event occur later than 180 days from the date of the notice of termination. In the event of a repurchase pursuant to Section 5.4, the termination of this Agreement shall become effective upon the closing of the sale of the assets. From and after any termination, each party shall provide the other party with reasonable access to books and records then owned by it to permit such requesting party to satisfy reporting and contractual obligations which may be required of it.

         5.6. Patient Records. Upon termination of this Agreement, the Practice shall retain all patient medical records maintained by the Practice or BII in the name of the Practice. During the term of this Agreement, and thereafter, the Practice or its designee shall have reasonable access during normal business hours to the Practice's and BII's records relating to the Practice, including, but not limited to, records of collections, expenses and disbursements as kept by BII in performing BII's obligations under this Agreement, and the Practice may copy any or all such records at the Practice's expense.

                           VI. INDEPENDENT CONTRACTOR

         6.1. Practice's Control Over Medical Services. Notwithstanding the authority granted to BII herein, BII and the Practice agree that the Surgeon(s), personally or through any medical employees or agents, shall have control or supervision over the provision of all professional services, with the sole authority to direct the professional, and ethical aspects of the surgical practice. BII shall have no authority, directly or indirectly, to perform, and shall not perform, any medical function. BII may, however, advise the Practice as to the relationship between the Practice's performance of medical functions and the overall administrative and business functions of its practice.

         6.2. Independent Relationship. The Practice and BII intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties.

         6.3. Other Professionals. No provision of this Agreement is intended to limit BII's right, authority, or ability under applicable law to contract with other surgeons or physicians, or to employ, contract with, or enter into any partnership or joint venture with any healthcare professional; provided that the exercise of such right, authority or ability does not contravene the terms of this Agreement.

         6.4 Patient Care. Nothing in this Agreement is intended to interfere, or shall be construed as interfering, in any way with the Surgeon(s)'s ability to independently exercise professional and ethical judgment in the performance of his patient care responsibilities.


                            VII. GENERAL PROVISIONS

         7.1. Assignment. This Agreement shall be assignable by BII to any person, firm or corporation that controls or is under common control with BII. This Agreement shall not be assignable by the Practice. Subject to this provision, this Agreement shall be binding upon the parties hereto, and their successors and assigns.

         7.2. Whole Agreement; Modification. There are no other agreements or understandings, written or oral, between the parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

         7.3. Notices. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:

                  To BII: The Plastic Surgery Company Two Midtown Plaza, Suite 1220
                                            1360 Peachtree Street N.E.
                                            Atlanta, Georgia  30309
                                            Attn:  Jonathan E. Wilfong
                                            Telecopier: (404) 898-1247
                                            Telephone: (404) 898-1240

         With a copy to:                    King & Spalding
                                            191 Peachtree Street
                                            Atlanta, Georgia  30303-1763
                                            Attn:  Paul A. Quiros, Esquire
                                            Telecopier: (404) 572-5146
                                            Telephone:  (404) 572-4604

        To the Practice:                    --------------------------------

                                            --------------------------------

                                            --------------------------------
                                            Attn:
                                            Telecopier:
                                            Telephone:

or to such other address as either party shall notify the other.

         7.4. Waiver of Provisions. Except as otherwise provided in this Section 7.4, any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof. The parties acknowledge that BII is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine.

         7.5. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to the conflict of laws principals thereof.

         7.6. Compliance with Applicable Laws. Both parties shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of their obligations under this Agreement.

         7.7. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

         7.8. Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

         7.9. Attorneys' Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover reasonable costs actually incurred and reasonable attorneys' fees in addition to any other relief granted.

         7.10. Confidentiality. Neither party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiation of this Agreement or in the course of the performance of this Agreement, without the other party's written approval; provided, however, the foregoing shall not apply to information which is required to be disclosed by law, including federal or state securities laws, or pursuant to court order.

         7.11. Contract Modifications for Subsequent Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel for both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the Practice and BII shall amend this Agreement as necessary to bring this Agreement into compliance with such state or federal law or regulation. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the Practice and BII.

         7.12. Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         7.13. Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to the parties' intent and the parties hereto acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         7.14. No Obligation to Third Parties. None of the obligations and duties of BII or the Practice under this Agreement shall in any way or in any manner be deemed to create any obligation of BII or of the Practice to, or any rights in, any person or Practice not a party to this Agreement.

         7.15. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

         7.16. Singular and Plural; Gender. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                       PRACTICE:

                                       ---------------------------------------


                                       By:
                                          ------------------------------------

                                       Title:
                                             ---------------------------------


                                       BII:

                                       THE PLASTIC SURGERY COMPANY


                                       By:
                                          ------------------------------------
                                            Jonathan E. Wilfong, Chairman